FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.75, ROAA OF 1.47% AND ROTCE OF 16.98% FOR 3Q2021
Linked quarter loan growth of 2.8% annualized, excluding impact of PPP, loan growth was 15.3% annualized

NASHVILLE, TN, Oct. 12, 2021 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.75 for the quarter ended Sept. 30, 2021, compared to net income per diluted common share of $1.42 for the quarter ended Sept. 30, 2020, an increase of approximately 23.2 percent. Excluding ORE expense for the three months ended Sept. 30, 2021 and 2020 and gains and losses on the sale of investment securities and FHLB restructuring charges for the three months ended Sept. 30, 2020, net income per diluted common share was $1.75 for the three months ended Sept. 30, 2021, compared to $1.45 for the three months ended Sept. 30, 2020, a year-over-year increase of 20.7 percent.
Net income per diluted common share was $5.05 for the nine months ended Sept. 30, 2021, compared to net income per diluted common share of $2.62 for the nine months ended Sept. 30, 2020, an increase of nearly 93 percent. Excluding gains and losses on the sale of investment securities and other real estate (ORE) expense for the nine months ended Sept. 30, 2021 and 2020 and FHLB restructuring charges for the nine months ended Sept. 30, 2020, net income per diluted common share was $5.04 in 2021, compared to $2.72 in 2020, a year-over-year increase of 85.3 percent.
"Despite the ongoing uncertain economic climate, we continue to experience strong organic growth," said M. Terry Turner, Pinnacle's president and chief executive officer. "Our business model continued to serve us well during the third quarter. Aggregate loans grew at an annualized rate of 2.8 percent for the quarter, after excluding the impact of PPP forgiveness and paydowns of $664.2 million, other loans increased at an annualized rate of 15.3 percent. We continue to see increased lending opportunities as a result of our now two-decade long focus on hiring the best bankers in our markets.
"We successfully recruited 32 new revenue producers to our firm during the third quarter, and our ongoing recruiting pipelines are as strong as I can remember," Turner said. "We also remain very excited about our new markets, which include Atlanta, Huntsville and Birmingham, as well as our recent hires in the equipment finance and franchise lending segments. We believe our 2021 end-of-year loan balances should exceed 2020 end-of-year balances by 2 to 5 percent, or by 9 to 12 percent excluding PPP loans. Our current belief is that our 2022 loan growth, with our new markets and the strength of our hiring over the last few years, should produce low-double digit growth assuming an economic environment similar to the one we operate in presently."

BALANCE SHEET GROWTH:
•Loans at Sept. 30, 2021 were $23.1 billion, an increase of approximately $581.1 million from Sept. 30, 2020, reflecting year-over-year growth of 2.6 percent. Loans at Sept. 30, 2021 increased approximately $160.5 million from June 30, 2021 reflecting linked-quarter annualized growth of 2.8 percent.
◦Loans at Sept. 30, 2021 include approximately $708.7 million of loans issued pursuant to the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP), compared to $2.3 billion at Sept. 30, 2020 and $1.4 billion at June 30, 2021. The average yield on these loans was 8.54 percent for the third quarter of 2021, inclusive of $18.5 million of loan fee accretion recognized during the quarter. At Sept. 30, 2021, $29.2 million in SBA PPP loan fees remained, which should be accreted into net interest income over the next nine months as these loans are repaid and/or are forgiven under the PPP.
▪PPP loans decreased by $664.2 million between June 30, 2021 and Sept. 30, 2021.
▪Excluding PPP loans, total loans increased by $824.7 million during the same period, or 15.3 percent on an annualized basis.
◦Average loans were $23.0 billion for the three months ended Sept. 30, 2021, down $193.0 million from the three months ended June 30, 2021, a linked-quarter annualized reduction of 3.3 percent.
▪Excluding the impact of $983.5 million of average PPP loans outstanding during the three months ended Sept. 30, 2021 and $1.9 billion during the three months ended June 30, 2021, average loans were $22.0 billion for the three months ended Sept. 30, 2021, up $752.9 million from $21.3 billion for the three months ended June 30, 2021, a linked-quarter annualized growth rate of 14.2 percent.
◦At Sept. 30, 2021, the remaining discount associated with fair value accounting adjustments on acquired loans was $17.6 million, compared to $20.6 million at June 30, 2021.
•Deposits at Sept. 30, 2021 were $29.4 billion, an increase of $2.8 billion from Sept. 30, 2020, reflecting year-over-year growth of 10.6 percent. Deposits at Sept. 30, 2021 increased $1.2 billion from June 30, 2021, reflecting a linked-quarter annualized growth rate of 16.3 percent.
◦Average deposits were $28.7 billion for the three months ended Sept. 30, 2021, compared to $28.0 billion for the three months ended June 30, 2021, a linked-quarter annualized growth rate of 10.4 percent.
◦Core deposits were $27.2 billion at Sept. 30, 2021, compared to $22.0 billion at Sept. 30, 2020 and $25.9 billion at June 30, 2021. The linked-quarter annualized growth rate of core deposits in the third quarter of 2021 was 20.3 percent.

"During the third quarter, core deposits increased by 23.5 percent over our balances this time last year," Turner said. "We are very pleased that approximately 53 percent of the increase in core deposit balances is attributable to increases in noninterest bearing deposits. Our research indicates these increases come from many different sources, including PPP and quantitative easing as well as our depositors continuing to grow their deposit balances due to the ongoing uncertainties that exist in the economy. Approximately 15 percent of our average deposit growth this year is from new accounts."

REVENUES:
•Revenues for the quarter ended Sept. 30, 2021 were $341.6 million, an increase of $10.2 million from the $331.4 million recognized in the second quarter of 2021, a linked-quarter annualized growth rate of 12.3 percent. Revenues were up $44.0 million from the third quarter of 2020, a year-over-year growth rate of 14.8 percent.
◦Revenue per fully diluted common share was at an all-time record of $4.50 for the three months ended Sept. 30, 2021, compared to $4.37 for the second quarter of 2021 and $3.95 for the third quarter of 2020, a 13.9 percent year-over-year growth rate.
•Net interest income for the quarter ended Sept. 30, 2021 was $237.5 million, compared to $233.2 million for the second quarter of 2021 and $206.6 million for the third quarter of 2020, a year-over-year growth rate of 15.0 percent. Net interest margin was 3.03 percent for the third quarter of 2021, compared to 3.08 percent for the second quarter of 2021 and 2.82 percent for the third quarter of 2020.

◦Impacting the firm’s net interest margin in the second and third quarters of 2021 and the third quarter of 2020 were both the PPP loans and the firm’s decision early in the pandemic to maintain additional on-balance sheet liquidity. The firm estimates its second and third quarter 2021 net interest margin was negatively impacted by approximately 17 basis points as a result of PPP loans and additional liquidity, compared to approximately 40 basis points for the third quarter 2020.
◦Included in net interest income for the third quarter of 2021 was $2.8 million of discount accretion associated with fair value adjustments, compared to $3.3 million of discount accretion recognized in the second quarter of 2021 and $5.6 million in the third quarter of 2020. The firm's net interest margin was positively impacted by approximately 4 basis points, 3 basis points and 9 basis points, respectively, because of fair value adjustment discount accretion in each of the second and third quarters of 2021 and the third quarter of 2020. There remains $10.8 million of purchase accounting discount accretion as of Sept. 30, 2021.
•Noninterest income for the quarter ended Sept. 30, 2021 was $104.1 million, compared to $98.2 million for the quarter ended June 30, 2021, a linked-quarter annualized increase of 24.0 percent. Compared to $91.1 million for the third quarter of 2020, noninterest income grew 14.3 percent year-over-year.
◦Service charges on deposit accounts were $11.4 million for the third quarter of 2021, compared to $8.9 million for the second quarter of 2021, a linked-quarter annualized increase of more than 100 percent primarily the result of vendor incentives received in the third quarter of 2021. Compared to $9.9 million for the third quarter of 2020, service charges on deposit accounts were up 16.0 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $17.3 million for the third quarter of 2021, compared to $16.5 million for the second quarter of 2021, a linked-quarter annualized increase of 19.2 percent. Compared to $13.0 million for the third quarter of 2020, wealth management revenues were up 32.7 percent.
◦Income from the firm's investment in BHG was $30.4 million for the quarter ended Sept. 30, 2021, down from $32.1 million for the quarter ended June 30, 2021 and up from $26.4 million for the quarter ended Sept. 30, 2020.
◦Net gains on mortgage loans sold were $7.8 million during the quarter ended Sept. 30, 2021, up from $6.7 million for the quarter ended June 30, 2021. Net gains on mortgage loans sold were down 59.8 percent from $19.5 million during the quarter ended Sept. 30, 2020. The dramatic year-over-year decline continues to be reflective of the unusual market conditions that existed in 2020.
◦Other noninterest income was $37.2 million for the quarter ended Sept. 30, 2021, compared to $33.7 million for the quarter ended June 30, 2021 and $21.7 million for the quarter ended Sept. 30, 2020, a linked-quarter annualized increase of 41.4 percent and year-over-year growth of 71.7 percent. Contributing to this growth were $8.6 million in income on other equity investments during the three months ended Sept. 30, 2021 compared to income of $7.0 million for the three months ended June 30, 2021 and $460,000 during the three months ended Sept. 30, 2020. Additionally, income from SBA loan sales increased by $2.3 million over the same quarter last year.
•Pre-tax, pre-provision net revenues (PPNR) for the quarter ended Sept. 30, 2021 were $172.8 million, an increase of $7.5 million from the $165.3 million recognized in the second quarter of 2021, a linked-quarter annualized growth rate of 18.1 percent. PPNR was up $19.0 million from the third quarter of 2020, a year-over-year growth rate of 12.3 percent.

◦Excluding gains and losses on the sale of investment securities and ORE expense for the three months ended Sept. 30, 2021 and 2020 and FHLB restructuring charges for the three months ended Sept. 30, 2020, PPNR was $172.7 million, an increase of $8.4 million from the $164.3 million recognized in the second quarter of 2021, a linked-quarter annualized growth rate of 20.5 percent. PPNR, as adjusted, was up $15.8 million from the third quarter of 2020, a year-over-year growth rate of 10.0 percent.

"Several factors contributed to the linked-quarter decline in our net interest margin, which was attributable to the increase in on-balance sheet liquidity driven primarily by forgiveness and paydowns of PPP loans during the quarter," Pinnacle's Chief Financial Officer Harold Carpenter said. "Overall loan yields were up slightly at 4.13 percent in the third quarter. Excluding the impact of PPP loan yields, which had an average yield of 8.54 percent, loan yields decreased by 5 basis points in the third quarter of 2021, which offset a 3 basis point decrease in deposit rates.
"Third quarter was a record-breaking fee quarter for our firm. BHG continues to perform and, we believe, create significant franchise value. Mortgage rebounded in the third quarter as our gain on sale revenues increased by 16 percent from the second quarter. Wealth management had another strong quarter primarily due to broader market appreciation as well as the addition of 10 new wealth management advisors since Sept. 30, 2020. Additionally, excluding our investment in BHG, other equity investments had another big quarter, with these investments contributing $8.6 million to third quarter revenues. That was $1.6 million more than the amount recorded in the second quarter, as several of our venture fund investments experienced increased valuations in their underlying portfolios. Collectively, these investments have contributed $19.0 million more in fee income for the first nine months of 2021 compared to the same period last year."

PROFITABILITY:
•Return on average assets was 1.47 percent for the third quarter of 2021, compared to 1.46 percent for the second quarter of 2021 and 1.26 percent for the third quarter of 2020. Third quarter 2021 return on average tangible assets amounted to 1.55 percent, compared to 1.55 percent for the second quarter of 2021 and 1.33 percent for the third quarter of 2020.
◦Excluding the adjustments described above for the three months ended Sept. 30, 2021, June 30, 2021 and Sept. 30, 2020, return on average assets was 1.47 percent for the third quarter of 2021, compared to 1.46 percent for the second quarter of 2021 and 1.28 percent for the third quarter of 2020. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 1.55 percent for the third quarter of 2021, compared to 1.54 percent for the second quarter of 2021 and 1.36 percent for the third quarter of 2020.
•Return on average equity for the third quarter of 2021 amounted to 10.18 percent, compared to 10.19 percent for the second quarter of 2021 and 8.92 percent for the third quarter of 2020. Excluding preferred stockholders' equity for each of the three months ended Sept. 30, 2021, June 30, 2021 and Sept. 30, 2020, respectively, return on average common equity for the third quarter of 2021 amounted to 10.62 percent, compared to 10.65 percent for the second quarter of 2021 and 9.35 percent for the third quarter of 2020. Third quarter 2021 return on average tangible common equity amounted to 16.98 percent, compared to 17.32 percent for the second quarter of 2021 and 15.85 percent for the third quarter of 2020.
◦Excluding the adjustments described above for the three months ended Sept. 30, 2021, June 30, 2021 and June 30, 2020, return on average tangible common equity amounted to 16.97 percent for the third quarter of 2021, compared to 17.22 percent for the second quarter of 2021 and 16.19 percent for the third quarter of 2020.

•Book value per share was $65.36 at Sept. 30, 2021, compared to $61.80 at the end of 2020, an annualized growth rate of 7.7 percent thus far this year. Since Dec. 31, 2016, book value per share has grown at a compound annual growth rate of 15.2 percent.
◦Tangible book value per share was $40.98 at Sept. 30, 2021, compared to $37.25 at the end of 2020, an annualized growth rate of 13.4 percent thus far this year. Since Dec. 31, 2016, tangible book value per share has grown at a compound annual growth rate of 15.4 percent.

"Maintaining our profitability at high levels and growing tangible book value predictably and consistently remain significant priorities for our firm," Carpenter said. "We continue to look for ways to leverage our excess liquidity into higher earning assets. We are exploring several options that provide a reasonable return while not resulting in excess risk to tangible book value growth."

MAINTAINING A STRONG BALANCE SHEET:
•Net charge-offs were $9.3 million for the quarter ended Sept. 30, 2021, compared to $10.0 million for the quarter ended June 30, 2021 and $13.1 million for the quarter ended Sept. 30, 2020. Annualized net charge-offs as a percentage of average loans for the quarter ended Sept. 30, 2021 were 0.16 percent, compared to 0.17 percent for the quarter ended June 30, 2021 and 0.23 percent for the quarter ended Sept. 30, 2020.
•Nonperforming assets were 0.24 percent of total loans and ORE at Sept. 30, 2021, compared to 0.27 percent at June 30, 2021 and 0.40 percent at Sept. 30, 2020. Nonperforming assets were $55.1 million at Sept. 30, 2021, compared to $62.7 million at June 30, 2021 and $90.8 million at Sept. 30, 2020.
•The classified asset ratio at Sept. 30, 2021 was 5.6 percent, compared to 6.8 percent at June 30, 2021 and 9.9 percent at Sept. 30, 2020. Classified assets were $196.3 million at Sept. 30, 2021, compared to $233.8 million at June 30, 2021 and $307.8 million at Sept. 30, 2020.
•The allowance for credit losses represented 1.17 percent of total loans at Sept. 30, 2021, compared to 1.20 percent at June 30, 2021 and 1.28 percent at Sept. 30, 2020. Excluding PPP loans, the allowance for credit losses as a percentage of total loans was 1.20 percent at Sept. 30, 2021 compared to 1.27 percent at June 30, 2021 and 1.43 percent at Sept. 30, 2020.
◦The ratio of the allowance for credit losses to nonperforming loans at Sept. 30, 2021 was 575.3 percent, compared to 515.5 percent at June 30, 2021 and 404.3 percent at Sept. 30, 2020.
◦Provision for credit losses was $3.4 million in the third quarter of 2021, compared to $2.8 million in the second quarter of 2021 and was $16.8 million in the third quarter of 2020.

"We continue to be very pleased with our credit performance which we believe is the result of the hard work of our relationship managers and credit officers," Carpenter said. "The big three soundness measurements of net charge-offs, nonperformers and classified assets are all down from the previous quarter. Our allowance for credit losses as a percentage of total loans decreased to 1.17 percent at Sept. 30, 2021, which was slightly less than the same ratio at June 30, 2021. We believe the reduction in this ratio will continue for the next several quarters and, hopefully, with continued steady improvement in the economy, through next year."

OPERATING LEVERAGE AND OTHER HIGHLIGHTS:
•The firm's efficiency ratio for the third quarter of 2021 was 49.4 percent, compared to 50.1 percent for the second quarter of 2021 and 48.3 percent in the third quarter of 2020. The ratio of noninterest expenses to average assets was 1.87 percent for the third quarter of 2021, compared to 1.90 percent in the second quarter of 2021 and 1.69 percent in the third quarter of 2020.
◦Excluding the adjustments described above for the three months ended Sept. 30, 2021, June 30, 2021 and Sept. 30, 2020, the efficiency ratio was 49.5 percent for the third quarter of 2021, compared to 50.4 percent for the second quarter of 2021 and 47.2 percent for the third quarter of 2020. Excluding ORE expense for 2021 and 2020 and FHLB restructuring charges for 2020, the ratio of noninterest expense to average assets was 1.87 percent for the third quarter of 2021, compared to 1.91 percent for the second quarter of 2021 and 1.65 percent for the third quarter of 2020.
•Noninterest expense for the quarter ended Sept. 30, 2021 was $168.9 million, compared to $166.1 million in the second quarter of 2021 and $143.9 million in the third quarter of 2020, reflecting a year-over-year increase of 17.4 percent. Excluding ORE expense for 2021 and 2020, and FHLB restructuring charges for 2020, noninterest expense for the third quarter of 2021 increased 20.6 percent over the third quarter of 2020 and 1.3 percent over the second quarter of 2021.
◦Salaries and employee benefits were $112.4 million in the third quarter of 2021, compared to $110.8 million in the second quarter of 2021 and $90.1 million in the third quarter of 2020, reflecting a year-over-year increase of 24.8 percent.
▪Incentive costs related to the firm’s annual cash incentive plan amounted to approximately $23.4 million in the third quarter of 2021, compared to $25.5 million in the second quarter of 2021 and $15.2 million in the third quarter of 2020.
▪Incentive costs related to the Company’s equity compensation plans amounted to approximately $6.8 million in the third quarter of 2021 compared to $5.7 million in second quarter of 2021 and $4.4 million in the third quarter of 2020.
◦Noninterest expense categories, other than salaries and employee benefits, were $56.4 million in the third quarter of 2021, compared to $55.3 million in the second quarter of 2021 and $53.7 million in the third quarter of 2020, reflecting a year-over-year increase of 5.0 percent.
•The effective tax rate for the third quarter of 2021 was 19.4 percent, compared to 18.9 percent for the second quarter of 2021 and 19.3 percent for the third quarter of 2020.

"As anticipated, expenses were essentially flat when compared to the second quarter of 2021," Carpenter said. "We continue to accrue our annual cash incentives at the maximum award level and increased our equity incentive accruals to an estimated above-target award. We believe total expenses for the fourth quarter of 2021 should be flat to down from the amounts reported in the second and third quarters of 2021. Looking to 2022, we believe our expense growth should range between 8 to 11 percent in comparison to 2021."

BOARD OF DIRECTORS DECLARES DIVIDENDS
On Oct. 12, 2021, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.18 per common share to be paid on Nov. 26, 2021 to common shareholders of record as of the close of business on Nov. 5, 2021. Additionally, the Board of Directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on Dec. 1, 2021 to shareholders of record at the close of business on Nov. 16, 2021. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on Oct. 13, 2021, to discuss third quarter 2021 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2021 deposit data from the FDIC. Pinnacle earned a spot on the 2021 list of 100 Best Companies to Work For® in the U.S., its fifth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For eight years in a row and No. 1 among banks with more than $10 billion in assets in 2020.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 1 on its 2020 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $36.5 billion in assets as of Sept. 30, 2021. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 14 primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the effects of new outbreaks of COVID-19, including actions taken by governmental officials to curb the spread of the virus, and the resulting impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) further public acceptance of the vaccines that were developed against the virus as well as the decisions of governmental agencies with respect to vaccines including recommendations related to booster shots and requirements that seek to mandate that individuals receive or employers require that their employees receive the vaccine; (iv) those vaccines' efficacy against the virus, including new variants; (v) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (viii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (ix) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia, Alabama and Virginia, particularly in commercial and residential real estate markets; (x) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (xi) the results of regulatory examinations; (xii) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xiii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiv) BHG's ability to profitably grow its business and successfully execute on its business plans; (xv) risks of expansion into new geographic or product markets; (xvi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (xvii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xviii) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xix) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xx) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xxi) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xxiii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxiv) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxv) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Financial and Pinnacle Bank) if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxvi) the possibility of increased personal or corporate tax rates and the resulting reduction in our and our customers' businesses as a result of any such increases; (xxvii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxviii) the availability of and access to capital; (xxix) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxx) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle

Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, PPNR, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, FHLB restructuring charges, hedge termination charges and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2021 versus certain periods in 2020 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	September 30, 2021	December 31, 2020	September 30, 2020
ASSETS
Cash and noninterest-bearing due from banks	$155,965	$203,296	$179,231
Restricted cash	104,157	223,788	247,761
Interest-bearing due from banks	3,206,383	3,522,224	2,604,646
Federal funds sold and other	—	12,141	11,687
Cash and cash equivalents	3,466,505	3,961,449	3,043,325
Securities purchased with agreement to resell	500,000	—	—
Securities available-for-sale, at fair value	4,634,653	3,586,681	3,463,422
Securities held-to-maturity (fair value of $1.0 billion, $1.1 billion and $1.1 billion, net of allowance for credit losses of $161,000, $191,000 and $191,000 at Sept. 30, 2021, Dec. 31, 2020 and Sept. 30, 2020, respectively)	989,237	1,028,359	1,039,650
Consumer loans held-for-sale	55,273	87,821	82,748
Commercial loans held-for-sale	49,121	31,200	12,290
Loans	23,058,461	22,424,501	22,477,409
Less allowance for credit losses	(268,635)	(285,050)	(288,645)
Loans, net	22,789,826	22,139,451	22,188,764
Premises and equipment, net	288,833	290,001	287,711
Equity method investment	333,764	308,556	289,301
Accrued interest receivable	89,137	104,078	101,762
Goodwill	1,819,811	1,819,811	1,819,811
Core deposits and other intangible assets	35,876	42,336	44,713
Other real estate owned	8,415	12,360	19,445
Other assets	1,463,485	1,520,757	1,431,989
Total assets	$36,523,936	$34,932,860	$33,824,931
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$9,809,691	$7,392,325	$7,050,670
Interest-bearing	5,767,286	5,689,095	4,995,769
Savings and money market accounts	11,381,033	11,099,523	10,513,645
Time	2,411,797	3,524,632	3,983,872
Total deposits	29,369,807	27,705,575	26,543,956
Securities sold under agreements to repurchase	148,240	128,164	127,059
Federal Home Loan Bank advances	888,493	1,087,927	1,287,738
Subordinated debt and other borrowings	542,712	670,575	670,273
Accrued interest payable	11,838	24,934	26,101
Other liabilities	371,048	411,074	382,496
Total liabilities	31,332,138	30,028,249	29,037,623
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at Sept. 30, 2021, Dec. 31, 2020 and Sept. 30, 2020, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 76.1 million, 75.9 million and 75.8 million shares issued and outstanding at Sept. 30, 2021, Dec. 31, 2020 and Sept. 30, 2020, respectively	76,115	75,850	75,835
Additional paid-in capital	3,038,800	3,028,063	3,023,430
Retained earnings	1,748,491	1,407,723	1,312,929
Accumulated other comprehensive income, net of taxes	111,266	175,849	157,988
Total stockholders' equity	5,191,798	4,904,611	4,787,308
Total liabilities and stockholders' equity	$36,523,936	$34,932,860	$33,824,931
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended			Nine months ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income:
Loans, including fees	$233,857	$232,788	$224,482	$694,017	$687,183
Securities
Taxable	8,986	8,359	8,276	25,073	28,133
Tax-exempt	15,873	16,546	15,001	47,917	43,421
Federal funds sold and other	2,152	1,543	1,429	5,014	5,258
Total interest income	260,868	259,236	249,188	772,021	763,995
Interest expense:
Deposits	12,139	13,861	28,401	43,468	112,826
Securities sold under agreements to repurchase	57	56	77	185	286
FHLB advances and other borrowings	11,129	12,094	14,116	34,730	50,080
Total interest expense	23,325	26,011	42,594	78,383	163,192
Net interest income	237,543	233,225	206,594	693,638	600,803
Provision for credit losses	3,382	2,834	16,758	13,451	194,635
Net interest income after provision for credit losses	234,161	230,391	189,836	680,187	406,168
Noninterest income:
Service charges on deposit accounts	11,435	8,906	9,854	28,648	25,796
Investment services	9,648	8,997	6,734	26,836	21,944
Insurance sales commissions	2,557	2,406	2,284	8,188	7,755
Gains on mortgage loans sold, net	7,814	6,700	19,453	28,180	47,655
Investment gains on sales, net	—	366	651	366	986
Trust fees	5,049	5,062	3,986	14,798	12,114
Income from equity method investment	30,409	32,071	26,445	91,430	59,245
Other noninterest income	37,183	33,699	21,658	96,565	58,901
Total noninterest income	104,095	98,207	91,065	295,011	234,396
Noninterest expense:
Salaries and employee benefits	112,406	110,824	90,103	325,958	244,470
Equipment and occupancy	23,712	23,321	21,622	70,253	64,626
Other real estate, net	(79)	(657)	1,795	(749)	7,098
Marketing and other business development	3,325	2,652	2,321	8,326	7,714
Postage and supplies	2,083	2,115	1,761	6,004	5,821
Amortization of intangibles	2,088	2,167	2,417	6,461	7,416
Other noninterest expense	25,316	25,718	23,833	73,434	66,005
Total noninterest expense	168,851	166,140	143,852	489,687	403,150
Income before income taxes	169,405	162,458	137,049	485,511	237,414
Income tax expense	32,828	30,668	26,404	91,716	35,969
Net income	136,577	131,790	110,645	393,795	201,445
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(11,394)	(3,798)
Net income available to common shareholders	$132,779	$127,992	$106,847	$382,401	$197,647
Per share information:
Basic net income per common share	$1.76	$1.70	$1.42	$5.07	$2.62
Diluted net income per common share	$1.75	$1.69	$1.42	$5.05	$2.62
Weighted average common shares outstanding:
Basic	75,494,286	75,481,198	75,240,664	75,449,900	75,417,663
Diluted	75,836,142	75,809,974	75,360,033	75,760,618	75,544,677
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2021	2021	2021	2020	2020	2020
Balance sheet data, at quarter end:
Commercial and industrial loans	$7,079,431	6,771,254	6,355,119	6,239,588	6,144,949	6,293,709
Commercial real estate - owner occupied loans	2,954,519	2,817,689	2,869,785	2,802,227	2,748,075	2,708,306
Commercial real estate - investment loans	4,597,736	4,644,551	4,782,712	4,565,040	4,648,457	4,822,537
Commercial real estate - multifamily and other loans	621,471	724,253	790,469	638,344	571,995	561,481
Consumer real estate - mortgage loans	3,540,439	3,335,537	3,086,916	3,099,172	3,041,019	3,042,604
Construction and land development loans	3,096,961	2,791,611	2,568,969	2,901,746	2,728,439	2,574,494
Consumer and other loans	459,182	440,124	411,322	379,515	343,461	294,545
Paycheck protection program loans	708,722	1,372,916	2,221,409	1,798,869	2,251,014	2,222,624
Total loans	23,058,461	22,897,935	23,086,701	22,424,501	22,477,409	22,520,300
Allowance for credit losses	(268,635)	(273,747)	(280,881)	(285,050)	(288,645)	(285,372)
Securities	5,623,890	5,326,908	4,691,364	4,615,040	4,503,072	4,358,313
Total assets	36,523,936	35,412,309	35,299,705	34,932,860	33,824,931	33,342,112
Noninterest-bearing deposits	9,809,691	8,926,200	8,103,943	7,392,325	7,050,670	6,892,864
Total deposits	29,369,807	28,217,603	28,292,940	27,705,575	26,543,956	25,521,829
Securities sold under agreements to repurchase	148,240	177,661	172,117	128,164	127,059	194,553
FHLB advances	888,493	888,304	888,115	1,087,927	1,287,738	1,787,551
Subordinated debt and other borrowings	542,712	671,994	671,002	670,575	670,273	717,043
Total stockholders' equity	5,191,798	5,101,231	4,959,524	4,904,611	4,787,308	4,695,647
Balance sheet data, quarterly averages:
Total loans	$22,986,835	23,179,803	22,848,086	22,524,683	22,493,192	22,257,168
Securities	5,451,232	5,036,786	4,666,269	4,567,872	4,420,280	4,194,811
Federal funds sold and other	3,743,074	3,143,078	3,356,199	3,621,623	3,279,248	2,618,832
Total earning assets	32,181,141	31,359,667	30,870,554	30,714,178	30,192,720	29,070,811
Total assets	35,896,130	35,053,772	34,659,132	34,436,765	33,838,716	32,785,391
Noninterest-bearing deposits	9,247,382	8,500,465	7,620,665	7,322,393	6,989,439	6,432,010
Total deposits	28,739,871	28,013,659	27,620,784	27,193,256	26,352,823	24,807,032
Securities sold under agreements to repurchase	164,837	173,268	143,586	121,331	147,211	191,084
FHLB advances	888,369	888,184	934,662	1,250,848	1,515,879	2,213,769
Subordinated debt and other borrowings	586,387	674,162	673,662	673,419	715,138	706,657
Total stockholders' equity	5,176,625	5,039,608	4,953,656	4,852,373	4,765,864	4,499,438
Statement of operations data, for the three months ended:
Interest income	$260,868	259,236	251,917	257,047	249,188	251,738
Interest expense	23,325	26,011	29,047	36,062	42,594	51,081
Net interest income	237,543	233,225	222,870	220,985	206,594	200,657
Provision for credit losses	3,382	2,834	7,235	9,180	16,758	72,832
Net interest income after provision for credit losses	234,161	230,391	215,635	211,805	189,836	127,825
Noninterest income	104,095	98,207	92,709	83,444	91,065	72,954
Noninterest expense	168,851	166,140	154,696	161,305	143,852	127,105
Income before taxes	169,405	162,458	153,648	133,944	137,049	73,674
Income tax expense	32,828	30,668	28,220	23,068	26,404	11,230
Net income	136,577	131,790	125,428	110,876	110,645	62,444
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	—
Net income available to common shareholders	$132,779	127,992	121,630	107,078	106,847	62,444
Profitability and other ratios:
Return on avg. assets (1)	1.47%	1.46%	1.42%	1.24%	1.26%	0.77%
Return on avg. equity (1)	10.18%	10.19%	9.96%	8.78%	8.92%	5.58%
Return on avg. common equity (1)	10.62%	10.65%	10.41%	9.19%	9.35%	5.66%
Return on avg. tangible common equity (1)	16.98%	17.32%	17.16%	15.37%	15.85%	9.77%
Common stock dividend payout ratio (16)	11.13%	11.73%	13.69%	15.84%	16.49%	16.41%
Net interest margin (2)	3.03%	3.08%	3.02%	2.97%	2.82%	2.87%
Noninterest income to total revenue (3)	30.47%	29.63%	29.38%	27.41%	30.59%	26.66%
Noninterest income to avg. assets (1)	1.15%	1.12%	1.08%	0.96%	1.07%	0.89%
Noninterest exp. to avg. assets (1)	1.87%	1.90%	1.81%	1.86%	1.69%	1.56%
Efficiency ratio (4)	49.42%	50.13%	49.02%	52.99%	48.33%	46.45%
Avg. loans to avg. deposits	79.98%	82.74%	82.72%	82.83%	85.35%	89.72%
Securities to total assets	15.40%	15.04%	13.29%	13.21%	13.31%	13.07%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	September 30, 2021			September 30, 2020
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$22,986,835	$233,857	4.13%	$22,493,192	$224,482	4.04%
Securities
Taxable	2,868,212	8,986	1.24%	2,226,008	8,276	1.48%
Tax-exempt (2)	2,583,020	15,873	2.93%	2,194,272	15,001	3.29%
Federal funds sold and other	3,743,074	2,152	0.23%	3,279,248	1,429	0.17%
Total interest-earning assets	32,181,141	$260,868	3.32%	30,192,720	$249,188	3.38%
Nonearning assets
Intangible assets	1,857,039			1,866,082
Other nonearning assets	1,857,950			1,779,914
Total assets	$35,896,130			$33,838,716

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,591,119	2,453	0.17%	4,784,627	3,733	0.31%
Savings and money market	11,359,595	5,300	0.19%	10,312,876	8,374	0.32%
Time	2,541,775	4,386	0.68%	4,265,881	16,294	1.52%
Total interest-bearing deposits	19,492,489	12,139	0.25%	19,363,384	28,401	0.58%
Securities sold under agreements to repurchase	164,837	57	0.14%	147,211	77	0.21%
Federal Home Loan Bank advances	888,369	4,558	2.04%	1,515,879	6,945	1.82%
Subordinated debt and other borrowings	586,387	6,571	4.45%	715,138	7,171	3.99%
Total interest-bearing liabilities	21,132,082	23,325	0.44%	21,741,612	42,594	0.78%
Noninterest-bearing deposits	9,247,382	—	—	6,989,439	—	—
Total deposits and interest-bearing liabilities	30,379,464	$23,325	0.30%	28,731,051	$42,594	0.59%
Other liabilities	340,041			341,801
Stockholders' equity	5,176,625			4,765,864
Total liabilities and stockholders' equity	$35,896,130			$33,838,716
Net interest income		$237,543			$206,594
Net interest spread (3)			2.88%			2.60%
Net interest margin (4)			3.03%			2.82%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $8.5 million of taxable equivalent income for the three months ended Sept. 30, 2021 compared to $7.3 million for the three months ended Sept. 30, 2020. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended Sept. 30, 2021 would have been 3.02% compared to a net interest spread of 2.79% for the three months ended Sept. 30, 2020.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Nine months ended			Nine months ended
	September 30, 2021			September 30, 2020
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$23,005,416	$694,017	4.11%	$21,589,858	$687,183	4.33%
Securities
Taxable	2,575,720	25,073	1.30%	2,103,023	28,133	1.79%
Tax-exempt (2)	2,478,584	47,917	3.11%	2,041,199	43,421	3.41%
Federal funds sold and other	3,415,534	5,014	0.20%	2,239,102	5,258	0.31%
Total interest-earning assets	31,475,254	$772,021	3.38%	27,973,182	$763,995	3.75%
Nonearning assets
Intangible assets	1,859,183			1,868,118
Other nonearning assets	1,873,106			1,787,377
Total assets	$35,207,543			$31,628,677

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,504,133	7,460	0.18%	4,391,319	16,456	0.50%
Savings and money market	11,323,160	17,670	0.21%	9,201,302	37,713	0.55%
Time	2,839,449	18,338	0.86%	4,298,814	58,657	1.82%
Total interest-bearing deposits	19,666,742	43,468	0.30%	17,891,435	112,826	0.84%
Securities sold under agreements to repurchase	160,641	185	0.15%	159,783	286	0.24%
Federal Home Loan Bank advances	903,569	13,553	2.01%	1,918,371	26,854	1.87%
Subordinated debt and other borrowings	644,417	21,177	4.39%	698,464	23,226	4.44%
Total interest-bearing liabilities	21,375,369	78,383	0.49%	20,668,053	163,192	1.05%
Noninterest-bearing deposits	8,462,129	—	—	6,063,783	—	—
Total deposits and interest-bearing liabilities	29,837,498	$78,383	0.35%	26,731,836	$163,192	0.82%
Other liabilities	312,598			335,274
Stockholders' equity	5,057,447			4,561,567
Total liabilities and stockholders' equity	$35,207,543			$31,628,677
Net interest income		$693,638			$600,803
Net interest spread (3)			2.89%			2.70%
Net interest margin (4)			3.05%			2.97%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $23.7 million of taxable equivalent income for the nine months ended Sept. 30, 2021 compared to $21.3 million for the nine months ended Sept. 30, 2020. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the nine months ended Sept. 30, 2021 would have been 3.03% compared to a net interest spread of 2.93% for the nine months ended Sept. 30, 2020.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2021	2021	2021	2020	2020	2020
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$46,692	53,105	72,135	73,836	71,390	62,562
ORE and other nonperforming assets (NPAs)	8,415	9,602	10,651	12,360	19,445	22,105
Total nonperforming assets	$55,107	62,707	82,786	86,196	90,835	84,667
Past due loans over 90 days and still accruing interest	$1,914	1,810	2,833	2,362	1,313	1,982
Accruing troubled debt restructurings (5)	$2,397	2,428	2,460	2,494	2,588	3,274
Accruing purchase credit deteriorated loans	$12,158	12,400	13,904	14,091	14,346	14,616
Net loan charge-offs	$9,281	9,968	11,397	10,775	13,057	5,384
Allowance for credit losses to nonaccrual loans	575.3%	515.5%	389.4%	386.1%	404.3%	456.1%
As a percentage of total loans:
Past due accruing loans over 30 days	0.09%	0.07%	0.09%	0.19%	0.11%	0.09%
Potential problem loans (6)	0.60%	0.74%	0.70%	0.77%	0.96%	1.12%
Allowance for credit losses (20)	1.17%	1.20%	1.22%	1.27%	1.28%	1.27%
Nonperforming assets to total loans, ORE and other NPAs	0.24%	0.27%	0.36%	0.38%	0.40%	0.38%
Classified asset ratio (Pinnacle Bank) (8)	5.6%	6.8%	7.3%	8.1%	9.9%	11.2%
Annualized net loan charge-offs to avg. loans (7)	0.16%	0.17%	0.20%	0.19%	0.23%	0.10%
Wtd. avg. commercial loan internal risk ratings (6)	46.0	46.1	45.2	45.1	45.2	45.1

Interest rates and yields:
Loans	4.13%	4.11%	4.11%	4.20%	4.04%	4.16%
Securities	2.04%	2.25%	2.29%	2.27%	2.38%	2.59%
Total earning assets	3.32%	3.42%	3.41%	3.44%	3.38%	3.58%
Total deposits, including non-interest bearing	0.17%	0.20%	0.26%	0.33%	0.43%	0.55%
Securities sold under agreements to repurchase	0.14%	0.13%	0.20%	0.21%	0.21%	0.20%
FHLB advances	2.04%	2.03%	1.95%	2.00%	1.82%	1.73%
Subordinated debt and other borrowings	4.45%	4.52%	4.22%	4.13%	3.99%	4.42%
Total deposits and interest-bearing liabilities	0.30%	0.35%	0.40%	0.49%	0.59%	0.74%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	14.2%	14.4%	14.0%	14.0%	14.2%	14.1%
Common equity Tier one	10.5%	10.5%	10.3%	10.0%	9.9%	9.6%
Tier one risk-based	11.3%	11.3%	11.2%	10.9%	10.7%	10.4%
Total risk-based	14.0%	14.5%	14.5%	14.3%	14.2%	14.0%
Leverage	9.3%	9.2%	8.9%	8.6%	8.5%	8.4%
Tangible common equity to tangible assets	9.0%	9.0%	8.6%	8.5%	8.5%	8.3%
Pinnacle Bank ratios:
Common equity Tier one	11.7%	11.9%	11.8%	11.4%	11.3%	11.0%
Tier one risk-based	11.7%	11.9%	11.8%	11.4%	11.3%	11.0%
Total risk-based	12.5%	13.1%	13.0%	12.7%	12.6%	12.4%
Leverage	9.7%	9.6%	9.4%	9.1%	8.9%	8.9%
Construction and land development loans as a percentage of total capital (19)	89.3%	80.1%	76.0%	89.0%	86.7%	83.6%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	252.4%	248.8%	256.0%	264.0%	268.8%	275.0%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	September	June	March	December	September	June
	2021	2021	2021	2020	2020	2020

Per share data:
Earnings per common share – basic	$1.76	1.70	1.61	1.42	1.42	0.83
Earnings per common share - basic, excluding non-GAAP adjustments	$1.76	1.69	1.61	1.58	1.45	0.89
Earnings per common share – diluted	$1.75	1.69	1.61	1.42	1.42	0.83
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.75	1.68	1.61	1.58	1.45	0.89
Common dividends per share	$0.18	0.18	0.18	0.16	0.16	0.16
Book value per common share at quarter end (9)	$65.36	64.19	62.33	61.80	60.26	59.05
Tangible book value per common share at quarter end (9)	$40.98	39.77	37.88	37.25	35.68	34.43
Revenue per diluted common share	$4.50	4.37	4.17	4.03	3.95	3.63
Revenue per diluted common share, excluding non-GAAP adjustments	$4.50	4.37	4.17	4.03	3.94	3.63

Investor information:
Closing sales price of common stock on last trading day of quarter	$94.08	88.29	88.66	64.40	35.59	41.99
High closing sales price of common stock during quarter	$98.00	92.94	93.58	65.51	44.47	48.98
Low closing sales price of common stock during quarter	$83.84	84.25	63.48	35.97	33.28	33.24

Closing sales price of depositary shares on last trading day of quarter	$28.14	29.13	27.62	27.69	26.49	25.98
High closing sales price of depositary shares during quarter	$29.23	29.13	27.83	27.94	26.82	26.05
Low closing sales price of depositary shares during quarter	$28.00	27.38	26.83	26.45	25.51	25.19

Other information:
Residential mortgage loan sales:
Gross loans sold	$347,664	394,299	546,963	479,867	511,969	550,704
Gross fees (10)	$11,215	15,552	18,793	23,729	23,557	16,381
Gross fees as a percentage of loans originated	3.23%	3.94%	3.44%	4.94%	4.60%	2.97%
Net gain on residential mortgage loans sold	$7,814	6,700	13,666	12,387	19,453	19,619
Investment gains (losses) on sales of securities, net (15)	$—	366	—	—	651	(128)
Brokerage account assets, at quarter end (11)	$6,597,152	6,344,416	5,974,884	5,509,560	4,866,726	4,499,856
Trust account managed assets, at quarter end	$4,155,510	3,640,932	3,443,373	3,295,198	2,978,035	2,908,131
Core deposits (12)	$27,170,367	25,857,639	24,971,177	23,510,883	22,003,989	21,391,794
Core deposits to total funding (12)	87.8%	86.3%	83.1%	79.5%	76.9%	75.8%
Risk-weighted assets	$27,945,624	26,819,277	26,105,158	25,791,896	25,189,944	24,937,535
Number of offices	117	116	115	114	114	113
Total core deposits per office	$232,225	222,911	217,141	206,236	193,017	189,308
Total assets per full-time equivalent employee	$13,188	13,087	13,468	13,262	13,027	12,936
Annualized revenues per full-time equivalent employee	$489.4	491.3	488.3	459.8	456.1	426.9
Annualized expenses per full-time equivalent employee	$241.9	246.3	239.4	246.6	221.1	205.4
Number of employees (full-time equivalent)	2,769.5	2,706.0	2,621.0	2,634.0	2,596.5	2,577.5
Associate retention rate (13)	93.4%	93.3%	94.4%	94.8%	94.4%	94.5%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Nine months ended
(dollars in thousands, except per share data)	September	June	September	September	September
	2021	2021	2020	2021	2020

Net interest income	$237,543	233,225	206,594	693,638	600,803

Noninterest income	104,095	98,207	91,065	295,011	234,396
Total revenues	341,638	331,432	297,659	988,649	835,199
Less: Investment (gains) losses on sales of securities, net	—	(366)	(651)	(366)	(986)
Total revenues excluding the impact of adjustments noted above	$341,638	331,066	297,008	988,283	834,213

Noninterest expense	$168,851	166,140	143,852	489,687	403,150
Less: ORE expense	(79)	(657)	1,795	(749)	7,098
FHLB restructuring charges	—	—	1,991	—	4,861
Noninterest expense excluding the impact of adjustments noted above	$168,930	166,797	140,066	490,436	391,191

Pre-tax income	$169,405	162,458	137,049	485,511	237,414
Provision for credit losses	3,382	2,834	16,758	13,451	194,635
Pre-tax pre-provision net revenue	172,787	165,292	153,807	498,962	432,049
Adjustments noted above	(79)	(1,023)	3,135	(1,115)	10,973
Adjusted pre-tax pre-provision net revenue (14)	$172,708	164,269	156,942	497,847	443,022

Noninterest income	$104,095	98,207	91,065	295,011	234,396
Less: Adjustments as noted above	—	(366)	(651)	(366)	(986)
Noninterest income excluding the impact of adjustments noted above	$104,095	97,841	90,414	294,645	233,410

Efficiency ratio (4)	49.42%	50.13%	48.33%	49.53%	48.27%
Adjustments as noted above	0.03%	0.25%	(1.17)%	0.10%	(1.38)%
Efficiency ratio (excluding adjustments noted above) (4)	49.45%	50.38%	47.16%	49.63%	46.89%

Total average assets	$35,896,130	35,053,772	33,838,716	35,207,543	31,628,677

Noninterest income to average assets (1)	1.15%	1.12%	1.07%	1.12%	0.99%
Adjustments as noted above	—%	—%	(0.01)%	—%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.15%	1.12%	1.06%	1.12%	0.99%

Noninterest expense to average assets (1)	1.87%	1.90%	1.69%	1.86%	1.70%
Adjustments as noted above	—%	0.01%	(0.04)%	—%	(0.05)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.87%	1.91%	1.65%	1.86%	1.65%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	September	June	March	December	September	June
	2021	2021	2021	2020	2020	2020
Net income available to common shareholders	$132,779	127,992	121,630	107,078	106,847	62,444
Investment (gains) losses on sales of securities, net	—	(366)	—	—	(651)	128
ORE expense	(79)	(657)	(13)	1,457	1,795	2,888
FHLB restructuring charges	—	—	—	10,307	1,991	2,870
Hedge termination charges	—	—	—	4,673	—	—
Tax effect on adjustments noted above (18)	21	267	3	(4,297)	(819)	(1,539)
Net income available to common shareholders excluding adjustments noted above	$132,721	127,236	121,620	119,218	109,163	66,791

Basic earnings per common share	$1.76	1.70	1.61	1.42	1.42	0.83
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	—	(0.01)	—
Adjustment due to ORE expense	—	(0.01)	—	0.02	0.02	0.04
Adjustment due to FHLB restructuring charges	—	—	—	0.14	0.03	0.04
Adjustment due to hedge termination charges	—	—	—	0.06	—	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	(0.06)	(0.01)	(0.02)
Basic earnings per common share excluding adjustments noted above	$1.76	1.69	1.61	1.58	1.45	0.89

Diluted earnings per common share	$1.75	1.69	1.61	1.42	1.42	0.83
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	—	(0.01)	—
Adjustment due to ORE expense	—	(0.01)	—	0.02	0.02	0.04
Adjustment due to FHLB restructuring charges	—	—	—	0.14	0.03	0.04
Adjustment due to hedge termination charges	—	—	—	0.06	—	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	(0.06)	(0.01)	(0.02)
Diluted earnings per common share excluding the adjustments noted above	$1.75	1.68	1.61	1.58	1.45	0.89

Revenue per diluted common share	$4.50	4.37	4.17	4.03	3.95	3.63
Adjustments as noted above	—	—	—	—	(0.01)	—
Revenue per diluted common share excluding adjustments noted above	$4.50	4.37	4.17	4.03	3.94	3.63

Book value per common share at quarter end (9)	$65.36	64.19	62.33	61.80	60.26	59.05
Adjustment due to goodwill, core deposit and other intangible assets	(24.38)	(24.42)	(24.45)	(24.55)	(24.59)	(24.62)
Tangible book value per common share at quarter end (9)	$40.98	39.77	37.88	37.25	35.68	34.43

Equity method investment (17)
Fee income from BHG, net of amortization	$30,409	32,071	28,950	24,294	26,445	17,208
Funding cost to support investment	379	1,230	1,205	1,222	1,231	2,134
Pre-tax impact of BHG	30,030	30,841	27,745	23,072	25,214	15,074
Income tax expense at statutory rates (18)	7,850	8,062	7,253	6,031	6,591	3,940
Earnings attributable to BHG	$22,180	22,779	20,492	17,041	18,623	11,134

Basic earnings per common share attributable to BHG	$0.29	0.30	0.27	0.23	0.25	0.15
Diluted earnings per common share attributable to BHG	$0.29	0.30	0.27	0.23	0.25	0.15

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Nine months ended
(dollars in thousands, except per share data)	September
	2021	2020
Net income available to common shareholders	$382,401	197,647
Investment (gains) losses on sales of securities, net	(366)	(986)
ORE expense	(749)	7,098
FHLB restructuring charges	—	4,861
Tax effect on adjustments noted above (18)	291	(2,868)
Net income available to common shareholders excluding adjustments noted above	$381,577	205,752

Basic earnings per common share	$5.07	2.62
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)
Adjustment due to ORE expense	(0.01)	0.09
Adjustment due to FHLB restructuring charges	—	0.06
Adjustment due to tax effect on adjustments noted above (18)	—	(0.04)
Basic earnings per common share excluding adjustments noted above	$5.06	2.72

Diluted earnings per common share	5.05	2.62
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)
Adjustment due to ORE expense	(0.01)	0.09
Adjustment due to FHLB restructuring charges	—	0.06
Adjustment due to tax effect on adjustments noted above (18)	—	(0.04)
Diluted earnings per common share excluding the adjustments noted above	$5.04	2.72

Revenue per diluted common share	$13.05	11.06
Adjustments as noted above	(0.01)	(0.02)
Revenue per diluted common share excluding adjustments noted above	$13.04	11.04

Equity method investment (17)
Fee income from BHG, net of amortization	$91,430	59,245
Funding cost to support investment	2,814	5,487
Pre-tax impact of BHG	88,616	53,758
Income tax expense at statutory rates (18)	23,164	14,052
Earnings attributable to BHG	$65,452	39,706

Basic earnings per common share attributable to BHG	$0.87	0.53
Diluted earnings per common share attributable to BHG	$0.86	0.53

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Nine months ended
(dollars in thousands, except per share data)	September	June	September	September	September
	2021	2021	2020	2021	2020

Return on average assets (1)	1.47%	1.46%	1.26%	1.45%	0.83%
Adjustments as noted above	—%	—%	0.02%	—%	0.04%
Return on average assets excluding adjustments noted above (1)	1.47%	1.46%	1.28%	1.45%	0.87%

Tangible assets:
Total assets	$36,523,936	35,412,309	33,824,931	$36,523,936	33,824,931
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(35,876)	(37,963)	(44,713)	(35,876)	(44,713)
Net tangible assets	$34,668,249	33,554,535	31,960,407	$34,668,249	31,960,407

Tangible common equity:
Total stockholders' equity	$5,191,798	5,101,231	4,787,308	$5,191,798	4,787,308
Less: Preferred stockholders' equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Total common stockholders' equity	4,974,672	4,884,105	4,570,182	4,974,672	4,570,182
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(35,876)	(37,963)	(44,713)	(35,876)	(44,713)
Net tangible common equity	$3,118,985	3,026,331	2,705,658	$3,118,985	2,705,658

Ratio of tangible common equity to tangible assets	9.00%	9.02%	8.47%	9.00%	8.47%

Average tangible assets:
Average assets	$35,896,130	35,053,772	33,838,716	$35,207,543	31,628,677
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(37,228)	(39,360)	(46,272)	(39,372)	(48,308)
Net average tangible assets	$34,039,091	33,194,601	31,972,633	$33,348,360	29,760,558

Return on average assets (1)	1.47%	1.46%	1.26%	1.45%	0.83%
Adjustment due to goodwill, core deposit and other intangible assets	0.08%	0.09%	0.07%	0.08%	0.06%
Return on average tangible assets (1)	1.55%	1.55%	1.33%	1.53%	0.89%
Adjustments as noted above	—%	(0.01)%	0.03%	—%	0.03%
Return on average tangible assets excluding adjustments noted above (1)	1.55%	1.54%	1.36%	1.53%	0.92%

Average tangible common equity:
Average stockholders' equity	$5,176,625	5,039,608	4,765,864	$5,057,447	4,561,567
Less: Average preferred equity	(217,126)	(217,126)	(217,535)	(217,126)	(92,831)
Average common equity	4,959,499	4,822,482	4,548,329	4,840,321	4,468,736
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(37,228)	(39,360)	(46,272)	(39,372)	(48,308)
Net average tangible common equity	$3,102,460	2,963,311	2,682,246	$2,981,138	2,600,617

Return on average equity (1)	10.18%	10.19%	8.92%	10.11%	5.79%
Adjustment due to average preferred stockholders' equity	0.44%	0.46%	0.43%	0.45%	0.12%
Return on average common equity (1)	10.62%	10.65%	9.35%	10.56%	5.91%
Adjustment due to goodwill, core deposit and other intangible assets	6.36%	6.67%	6.50%	6.59%	4.24%
Return on average tangible common equity (1)	16.98%	17.32%	15.85%	17.15%	10.15%
Adjustments as noted above	(0.01)%	(0.10)%	0.34%	(0.04)%	0.42%
Return on average tangible common equity excluding adjustments noted above (1)	16.97%	17.22%	16.19%	17.11%	10.57%

Allowance for credit losses on loans as a percent of total loans	1.17%	1.20%	1.28%	1.17%	1.28%
Impact of excluding PPP loans from total loans	0.03%	0.07%	0.15%	0.03%	0.15%
Allowance as adjusted for the above exclusion of PPP loans from total loans	1.20%	1.27%	1.43%	1.20%	1.43%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income, investment gains and losses on sales of securities, FHLB restructuring charges and hedge termination charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.